EXHIBIT 99.1

At Photon Dynamics:

Richard Okumoto

rich.okumoto@photondynamics.com

408.360.3581

PHOTON DYNAMICS REPORTS SECOND QUARTER RESULTS FOR FISCAL 2004

San Jose, CA (April 28, 2004) — Photon Dynamics, Inc. (NASDAQ:PHTN), a leading supplier of integrated yield management solutions for the flat panel display market, today reported financial results for the second quarter of fiscal 2004. The results for the comparative periods reflect the company’s printed circuit board assembly inspection, cathode ray tube display inspection, and glass inspection businesses as discontinued operations.

Revenue for the second quarter of fiscal 2004 increased by 192 percent to $26.5 million, compared to $9.1 million for the second quarter of fiscal 2003. Net income for the current quarter was $1.1 million, or $0.07 per diluted share, compared to a net loss of $23.0 million, or $1.44 per diluted share, for the same quarter a year ago.

Revenue for the first six months of fiscal 2004 was $51.0 million, an increase of 81 percent compared with $28.2 million for the first six months of fiscal 2003. Net income for the first six months of fiscal 2004 was $2.1 million, or $0.12 per diluted share, compared to a net loss of $48.0 million, or $2.99 per diluted share, for the first six months of fiscal 2003.

The second quarter 2004 results included $1.3 million of costs related to discontinued operations, primarily pre-tax litigation settlement costs. Income from continuing operations for the second quarter of fiscal 2004 was $2.4 million, or $0.14 per diluted share, compared to a loss of $7.7 million, or $0.49 per diluted share, for the second quarter of fiscal 2003.

5970 Optical Court San Jose, CA 95138        PHONE 408 226 9900        FAX 408 226 9910

Bookings for the second quarter of fiscal 2004 were $47.2 million, and the company posted a backlog of $85.1 million at the end of the second quarter of fiscal 2004. Bookings and backlog are not necessarily indicative of future revenue. “The strong bookings in this and the prior quarter reflect the continued success in our array test product offerings and our improved position in array repair,” said Jeff Hawthorne, president and chief executive officer. “Historically our bookings have fluctuated on a quarter-to-quarter basis and this may continue in the future, but our confidence in the long-term growth prospects of the LCD market continues to be high,” said Hawthorne.

Cash, cash equivalents and short-term investments at March 31, 2004 were $98 million as compared to $116 million at September 30, 2003. The decrease in cash was primarily due to working capital requirements.

The company estimates revenue for the third quarter of fiscal 2004 to be between $34 and $38 million, and net income per share to be between $0.26 and $0.33.

Earnings Conference Call

The company will host a quarterly conference call on April 28, 2004 at 1:30 pm PDT. To access the conference call in the US or Canada, dial (800) 967-7185. For all international calls, dial (719) 457-2634. Both numbers will use confirmation code 644852.

A digital replay will be available on Photon Dynamic’s website at www.photondynamics.com under ‘presentation/conference call’ in the ‘investors’ section of the website two hours after the conclusion of the conference until Photon Dynamics’ press release announcing its third quarter fiscal 2004 financial results. A digital replay will also be available by phone two hours after the conclusion of the conference call from April 28, 2004 to May 12, 2004. You may access the telephone replay by dialing (888) 203-1112, or (719) 457-0820 and entering confirmation code 644852.

About Photon Dynamics, Inc.

Photon Dynamics, Inc. is a leading global supplier of integrated yield management solutions for the flat panel display market. Photon Dynamics develops systems that enable manufacturers to collect and analyze data from the production line, and quickly diagnose and repair process-related defects, thereby allowing manufacturers to decrease material costs and improve throughput. For more information about Photon Dynamics, visit its Web site at www.photondynamics.com.

Safe Harbor Statement

The statements in this press release relating to Photon Dynamics’ estimated financial results for the third quarter of fiscal 2004 and confidence in the long-term growth prospects of the LCD market are forward-looking statements. These forward-looking statements are based on current expectations on the date of this press release and involve a number of uncertainties and risks. These uncertainties and risks include, but are not limited to: the current economic uncertainty, which may cause consumers to purchase products containing flat panel displays at a rate lower than Photon Dynamics expects, and therefore Photon Dynamics’ customers to reduce investments in Photon Dynamics’ products below that which Photon Dynamics projects until the markets become more certain; current economic conditions may cause an increase in competitive pricing pressures; the risk of the introduction of competing products having technological and/or pricing advantages. As a result, Photon Dynamics’ actual results may differ substantially from expectations. For further information on risks affecting Photon Dynamics, refer to the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the caption “ Factors Affecting Operating Results” in Photon Dynamics’ Quarterly Report on Form 10-Q as filed on February 17, 2004 with the Securities and Exchange Commission. Photon Dynamics undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

Photon Dynamics, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2004	September 30, 2003
Assets
Current assets:
Cash, cash equivalents and short-term investments	$98,035	$116,469
Accounts receivable, net	29,189	10,402
Inventories	21,310	9,887
Other current assets	4,257	6,449

Total current assets	152,791	143,207

Land, property and equipment, net	17,573	12,298

Other assets	4,365	3,002
Intangible assets	1,682	2,894
Goodwill	153	518

Total assets	$176,564	$161,919

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$14,270	$4,239
Other current liabilities	10,540	10,605
Deferred gross margin	2,028	2,739

Total current liabilities	26,838	17,583

Other liabilities	161	193

Shareholders’ equity:
Common stock	283,019	279,417
Accumulated deficit	(133,777)	(135,872)
Accumulated other comprehensive income	323	598

Total shareholders’ equity	149,565	144,143

Total liabilities and shareholders’ equity	$176,564	$161,919

Photon Dynamics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2004	2003	2004	2003
Revenue	$26,478	$9,058	$50,977	$28,220

Cost of revenue	14,183	7,909	27,595	19,478

Gross margin	12,295	1,149	23,382	8,742

Operating expenses:
Research and development	6,144	5,419	11,954	9,906
Selling, general and administrative	3,966	3,776	8,564	6,844
Goodwill impairment charge	—	—	665	—
Impairment of purchased intangible assets	—	—	2,089	—
Impairment of fixed assets	—	—	234	—
Acquired in-process research and development	—	—	—	1,849
Amortization of intangible assets	60	367	261	627

Total operating expenses	10,170	9,562	23,767	19,226

Income (loss) from operations	2,125	(8,413)	(385)	(10,484)
Interest income and other, net	354	717	4,135	1,541

Income (loss) from continuing operations before taxes	2,479	(7,696)	3,750	(8,943)
Income taxes	64	37	426	48

Income (loss) from continuing operations	2,415	(7,733)	3,324	(8,991)

Loss from discontinued operations	(1,276)	(15,280)	(1,229)	(39,040)

Net Income (loss)	$1,139	$(23,013)	$2,095	$(48,031)

Net income (loss) per share from continuing operations:
Basic	$0.15	$(0.49)	$0.20	$(0.56)

Diluted	$0.14	$(0.49)	$0.19	$(0.56)

Net loss from discontinued operations:
Basic	$(0.08)	$(0.96)	$(0.07)	$(2.43)

Diluted	$(0.07)	$(0.96)	$(0.07)	$(2.43)

Net Income (loss) per share:
Basic	$0.07	$(1.44)	$0.13	$(2.99)

Diluted	$0.07	$(1.44)	$0.12	$(2.99)

Weighted average number of shares:
Basic	16,572	15,944	16,517	16,052
Diluted	17,172	15,944	17,174	16,052

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